EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES $17.5 MILLION IN CONTRACT WINS

HOUSTON—September 10, 2004 — Sterling Construction Company, Inc. (AMEX: STV), (“Sterling” or the “Company”), today announced that its Sterling Houston Holdings subsidiary secured three new contracts aggregating approximately $17.5 million.

The three low bids include: $5.8 million of Texas State highway work, $3.8 million for the Houston Downtown Management District and a $7.8 million contract for the City of Olmos Park which is in the San Antonio area.

Pat Manning, Sterling’s Chairman, noted that these jobs, which supplement the Company’s growing backlog, are expected to be built during the remainder of 2004 and into 2006. He also reiterated the Company’s previously-announced expectation that, with the increase in, and potential profitability of, the Construction Segment’s contract backlog, management expects to be able to achieve revenue growth in 2005 compared with 2004.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh, Pennsylvania.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact: Sterling Construction Company, Inc., Maarten Hemsley, 781-934-2219 or Joseph Harper, 281-821-9091	Investor Relations Counsel The Equity Group Inc. Linda Latman 212-836-9609 Sarah Svindland 212-836-9611

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